Exhibit 99
CONTACT:  David L. Townsend

               Walter Industries, Inc.
               (813) 871-4448


                                                      FOR IMMEDIATE RELEASE
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WALTER INDUSTRIES COMPLETES $550 MILLION FINANCING; REDEEMS HIGH COST

SENIOR NOTES


     Tampa, FL, January 23, 1996--Walter Industries (Nasdaq: WLTR) announced it has completed a planned $550 million bank financing and redeemed $490 million of Senior Notes Due 2000.


     In a move to substantially lower interest costs, the company replaced the 12.19% Senior Notes and a $150 million working capital facility with bank credit facilities currently carrying a blended interest rate of approximately 7%.


     G. Robert Durham, Walter Industries' chairman and chief executive officer, said "With elimination of the high cost senior debt, we have accomplished a primary objective of our management and board since the company's emergence from Chapter 11 last March. The new facilities will significantly enhance future bottom line results." Annual interest savings will exceed $20 million, or $.25 per share, Durham said.


     The financing, led by NationsBank, consisted of a $365 million revolving credit facility, a six-year $125 million term loan and a seven-

year $60 milllion term loan.
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Note to Editor: Walter Industries, Inc., based in Tampa, Florida, is a
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diversified, multi-subsidiary corporation with major interests in two business areas: homebuilding and financing and industrial operations. Walter Industries and its subsidiaries employ more than 7,800 at manufacturing facilities and sales offices throughout the United States, generating sales and revenues in excess of $1.4 billion annually.